QWEST COMMUNICATIONS INTERNATIONAL INC.
                            OFFER TO EXCHANGE CERTAIN
                         OUTSTANDING QWEST STOCK OPTIONS
               QUESTIONS AND ANSWERS REGARDING THE EXCHANGE OFFER

Qwest Communications International Inc. ("Qwest," "we" or "us") has announced the Qwest Communications International Inc. Offer to Exchange Certain Outstanding Qwest Stock Options (the "Offer").

We understand that the decision whether or not to participate in the Offer will be a challenging one for many employees. The Offer does carry considerable risk, and there are no guarantees as to our future stock performance. So, the decision to participate in the Offer must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business, performance and stock price.

This document is intended to answer some of the most frequently asked questions regarding the Offer. These questions and answers have generally been taken from the Offer Circular that is being distributed in connection with the Offer. However, these questions and answers do not reflect all of the information contained in the Offer Circular or in the Election Form and Release Agreement that is being distributed in connection with the Offer.

It is important that you read the entire Offer Circular and the Election Form and Release Agreement.

If you need another copy of the Offer Circular or the Election Form and Release Agreement, you may print one on the Q at the link given below or you may contact our Stock Administration department at StockAdmin2@Qwest.com or at the address or telephone number given below.

Offer Circular: http://theq.qwest.net/departments/hr/circular.pdf [LINK TO EXCHANGE OFFER CIRCULAR]

Election Form and Release Agreement:
http://theq.qwest.net/departments/hr/electform.pdf [LINK TO ELECTION FORM]

                           Qwest Stock Administration
                     Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                             Denver, Colorado 80202
                                tel: 866-437-0007

A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

         For questions regarding:                                  See:
         ------------------------                                  ----

         The background and reasons for the Offer                  Questions 1 through 5

         The benefits and risks of the Offer                       Questions 6 through 9

         The Offer                                                 Questions 10 through 31

         The terms and conditions of new options                   Questions 32 through 39

         Other provisions and administration                       Questions 40 through 49

         Federal income tax and social security consequences       Questions 50 through 54

Our Board of Directors has approved the Offer. However, you must make your own decision to accept or reject the Offer. None of our Board of Directors, our management, or our affiliates makes any recommendation whether you should accept or reject the Offer.

We have not authorized anyone to make any recommendation on our behalf as to whether you should accept the Offer. You should rely only on the information contained in the Offer Circular and the information contained in the documents expressly referred to in the Offer Circular. If there is any inconsistency between this document and the Offer Circular, the Offer Circular controls.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and the representations contained in the Offer Circular and in the documents expressly referred to in the Offer Circular.

If anyone makes any recommendation or representation to you or gives you any information that is not contained in the Offer Circular or in the documents expressly referred to in the Offer Circular, even if that person is an employee or other representative of Qwest or one of our affiliates, you must not rely upon that recommendation, representation or other information as having been authorized by us.

If you have any questions about the impact of the Offer on your financial status, you should consult your financial advisor.


Background and Reasons for the Offer

This section generally describes why we are making the Offer and answers some questions that you may have regarding the general structure of the Offer.

         1.       Why is Qwest making the Offer?

                  We are making the Offer because we believe that your stock options no longer provide the incentives we had intended. Many of our employees have stock options with exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel certain of those options for a conditional promise to be granted new options in the Offer ("New Options") at a price not now known. We are not required to make the Offer.

                  The Offer gives you a conditional opportunity to receive options that over time may have a greater potential to increase in value. We believe that, under the circumstances, this is the most efficient way to incent employees to increase shareowner value.

         2.       Why is Qwest making the Offer at this time?

                  Our Board of Directors determined that this was an appropriate time to make the Offer. We believe that, under the circumstances, this is the most effective way to incent our employees to increase shareowner value.

         3.       How did you arrive at the $35 price for determining Eligible
                  Options?

                  In establishing the $35 price, our Board of Directors considered, among other things, current and recent trading prices of our common stock and that of other communications companies, current economic conditions, prospects for a recovery in the national and regional economy, and the levels of intended incentives.

         4. Why can't Qwest just reprice my options, as I have seen done at other companies?

                  Simply amending a stock option grant to reduce its exercise price potentially results in accounting charges for us that would reduce our reported income. Also, repricing does not impose any new requirements on optionholders, such as a new vesting schedule, so many investors see repricings as a "one way" street that benefits optionholders but not their company. The new vesting terms of New Options are intended to ease these concerns and balance the benefits of the Offer to the Company. The term "Company" is used in this document to mean Qwest and/or any other corporation or entity, or any subsidiary or division thereof, that is affiliated with Qwest though stock ownership and is designated as an "Affiliate Corporation" by our Board of Directors.

         5.       Why can't I just be granted additional new options?

                  Granting additional options will result in the issuance of additional shares that would "dilute" the current ownership of shareowners. Our Board of Directors determined that, under the circumstances, the Offer was the most effective way to incent our employees without unduly diluting our shareowners.

Benefits and Risks of the Offer

This section generally describes some of the potential benefits and risks of the Offer.

         6.       How does the Offer potentially benefit the Company?

                  We believe the Eligible Options (as defined in the response to Question 13) held by our employees do not provide the incentives we had intended. We believe that this program provides the right incentives for our employees to increase shareowner value. Also, the shares that were reserved for issuance under the Plan with respect to any Eligible Options and Recent Options (as defined in the response to Question 13) that are cancelled in connection with the Offer will again become part of the pool of shares that are available for award grants under the Plan, including the grant of the New Options.

         7.       Are my New Options guaranteed to be more valuable?

                  No. Generally, your New Options will potentially be more valuable than your Eligible Options and Recent Options that are cancelled in connection with the Offer (if you accept the Offer, the options that you tender and that are cancelled in the Offer are referred to as your "Cancelled Options") Cancelled Options only if they are granted at an exercise price that is less than the exercise price of your Cancelled Options. The exercise price of the New Options will be determined as described in the response to Question 33 below. There is no guarantee that your New Options will have an exercise price that is less than the exercise price of your Cancelled Options. Your New Options will increase in value if the market price of our common stock increases. We cannot guarantee stock price performance.

         8.       What are the risks of the Offer?

                  The Offer involves risks as described in the "Risk Factors" section of the Offer Circular, which include, among others, the risk that the New Options could be less valuable than the Cancelled Options surrendered if the exercise price of the New Options is greater than the exercise price of your Eligible Options and Recent Options, and the risk that because the New Options will vest over four years from the date that the New Options are granted (the "New Option Grant Date" - see the response to Question 20), you may not be employed by the Company to receive any value on the New Option Grant Date or on the dates on which the New Options vest. Therefore, it is important that you read all of the details, terms and conditions contained in the Offer Circular so that you can make an informed decision as to whether to accept the Offer. You should also be sure to read the entire "Risk Factors" section of the Offer Circular.

         9.       What other companies have instituted a program like the Offer?

                  Many companies, including Nortel and Sprint Corp., have adopted similar option exchange programs rather than amending outstanding options to reprice them or granting additional options. Other companies like Microsoft and Cisco have instead granted more options to employees. We believe that is not appropriate in our case for the reasons given above.

The Offer

This section generally describes the terms of the Offer, including the deadline for accepting the Offer, eligibility rules, how to accept the Offer, which options may be tendered in the Offer, and the other general terms and conditions of the Offer.

         10.      What is the deadline for the Offer?

                  If you want to accept the Offer, the deadline for submitting your Election Form and Release Agreement (your "Election Form") that is being distributed to you in connection with the Offer is 5:00 p.m., Mountain Standard Time, on November 30, 2001, unless we, in our sole discretion, extend the Offer. If you do not return your Election Form before that deadline, you will not be allowed to participate in the Offer.

         11.      Who is eligible to participate in the Offer?

                  You are eligible to participate in the Offer only if (1) you are a full-time employee of the Company at the expiration time of the Offer, (2) you are a non-union employee at that time, and (3) you are not a selected senior officer of Qwest at that time.

                  If you are employed by the Company in Japan or Hong Kong, or if you are a Qwest employee expatriated to KPNQwest, you will be eligible to participate in the Offer if you satisfy the eligibility criteria described in the previous paragraph. Otherwise, if you are employed outside of the United States, you will not be eligible to participate in the Offer.

         12.      What are the conditions to the Offer?

                  The Offer is conditioned on your being employed with the Company as described in the response to Question 11 above, except that your employment is determined as of the New Option

                  Grant Date. In addition, the Offer is conditioned on your satisfactorily completing and returning to us your election form by 5:00 p.m., Mountain Standard Time, on November 30, 2001, as described in the response to Question 14 below. If you resign, quit or die, or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. You will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         13.      What stock options may I tender/exchange in the Offer?

                  If you are eligible to participate in the Offer, you may tender in the Offer any Qwest stock option that was originally granted under our Equity Incentive Plan with a per share exercise price of $35 or more (these are referred to as "Eligible Options"). You cannot exchange options that you received as an employee of U S WEST, LCI or Icon CMT. Only options that were granted under our Equity Incentive Plan are Eligible Options. In addition to any other options that may qualify as Eligible Options, if you received an option grant under our Equity Incentive Plan for 200 shares on September 7, 2000, those options will qualify as Eligible Options.

                  If you choose to participate in the Offer by tendering some or all of your Eligible Options, you must also exchange all stock options granted to you on or after May 29, 2001 whether or not those options otherwise qualify as Eligible Options (these are referred to as your "Recent Options"). Also, if you want to tender any portion of a particular stock option grant, you must tender all stock options outstanding under that grant (whether or not vested).

         14.      How may I accept the Offer?

                  Read Offer Circular and Election Form. To accept the Offer, you should first review the Offer Circular and the documents referred to in the Offer Circular.

                  You should then obtain the Election Form. You may print an Election Form from the Q or you may request one from Qwest Stock Administration at StockAdmin2@Qwest.com or at the following address or telephone or fax number:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado  80202
                           tel: 866-437-0007
                           fax: 303-992-1174

                  A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

                  Assemble Option Information. You should then assemble the option information that you will need to complete the Election Form. The last time you received options, we sent you all the option information you need to complete the election form. For your convenience, we are also sending to you at the address we have for you an option statement showing the same information.

                  If you need another copy, please contact Qwest Stock Administration at the email address, address or telephone number given above.

                  Complete, Sign and Date Election Form. You should then complete, sign and date the Election Form. If you want to accept the Offer, you must indicate on the Election Form that you accept the Offer and agree to the terms of the release set forth in the Election Form. That is, you should indicate whether you accept the Offer with respect to all of your Eligible Options or indicate the grants of Eligible Options that you want to exchange.

                  You must list on the Election Form all the Eligible Options that you want to exchange, except that, if you want to exchange all your Eligible Options, you may check the box on the Election Form to indicate that you elect to exchange all your Eligible Options. In either case, if you elect to exchange any Eligible Option you will be deemed to have elected to exchange all your Recent Options whether or not you list them on the Election Form.

                  Return Election Form. You should then mail, hand deliver or fax the completed, signed and dated Election Form to Qwest at the following address for receipt prior before 5:00 p.m., Mountain Standard Time, on November 30, 2001, or any later expiration time to which the Offer has been extended:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado  80202
                           fax: 303-992-1174

                  A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer.

                  We cannot accept Election Forms by e-mail or any other means of delivery other than those means identified above. For your convenience, a postage-paid pre-addressed envelope is included with your package of Offer materials that is being sent to you for you to use to return your Election Form to us. If you do not use the enclosed pre-addressed envelope to return this form to Qwest, you must pay all mailing or courier costs to deliver this form to Qwest. The method by which you deliver the signed Election Form to Qwest is at your option and risk, even if you use the pre-addressed envelope, and delivery will be effective only when the form is actually received by Qwest. In all cases, you should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to the deadline described in the response to Question 10, you will be deemed to have rejected the Exchange Offer.

                  If you do not receive an Election Form or need additional information, please visit the Q or contact Qwest Stock Administration. If you request an Election Form, be sure to allow at least two business days for delivery to you.

                  Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be final and binding.

                  Qwest Stock Administration intends to return a confirmation of receipt card to you by mail that you will fill out and send in with your election form to confirm that your election form has been received. This card only means that we have received something from you. It does not mean that you completed the Election Form correctly.

                  Other. If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless we have waived this requirement, submit evidence satisfactory to Qwest of their authority to act in this capacity.

                  Your election to accept or reject the Offer will become irrevocable upon the expiration time of the Offer. Be sure to read your Election Form. The effectiveness of any election that you may make to accept the Offer is subject to the eligibility conditions described in the responses to Question 11 above.

                  Your election to participate in the Offer pursuant to the terms and conditions described in the Offer Circular constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for cancellation of the Eligible Options that you elect to tender and any Recent Options will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer Circular.

                  The Offer does not apply with respect to any options that you may own other than your Eligible Options and Recent Options.

                  You are responsible for the method of delivery of your Election Form and ensuring that we receive your Election Form before the expiration time of the Offer. You should allow sufficient time to ensure timely delivery of your Election Form. If you miss the deadline, you will not be allowed to participate in the Offer.

         15.      Can I choose which options I want to tender?

                  If you have only one Eligible Option grant, you must either accept or reject the Offer as to that entire grant. That is, you cannot accept the Offer as to only a portion of your option. For example, you cannot accept the Offer with respect to the unvested portion of your option but reject the Offer with respect to the vested portion of your option. If you accept the Offer for your Eligible Option, you will be deemed to have accepted the Offer for all your Recent Options, whether or not you indicate that you intend to tender any or all of your Recent Options.

                  If you have multiple Eligible Option grants, you may choose to tender one or more of your Eligible Option grants in the Offer. However, as to any particular Eligible Option grant, you must either accept or reject the Offer as to that entire grant. Although you can specify which of your Eligible Options you want to tender, you cannot tender only a portion of any particular grant.

                  For example, if you have one Eligible Option for 100 shares, you cannot accept the Offer with respect to only 50 of those shares but reject the Offer with respect to the other 50 shares, even if the Eligible Option has already vested as to those 50 other shares. In any case, if you accept the Offer for any of your Eligible Options, you must accept the Offer for all your Recent Options.

                  If you own any Recent Options, some of your Recent Options may also qualify as Eligible Options (in other words, they were granted under our Equity Incentive Plan with an exercise price of $35 or higher). Because your election to tender any of your Eligible Options will require you to tender all of your Recent Options, you will not have any choice as to whether to tender any Eligible Options that are also Recent Options. For example, assume that you have both an Eligible Option for 100 shares granted two years ago and an Eligible Option for 200 shares granted two months ago. The Eligible Option granted two months ago would also be a Recent Option. Therefore, if you choose to tender the Eligible Option for 100 shares granted two years ago, you will also have to tender the Eligible Option for 200 shares granted two months ago because that option also constitutes a Recent Option. However, if you only choose to tender the Eligible Option for 200 shares that was granted two months ago, you will not have to tender the Eligible Option for 100 shares granted two years ago because that option does not qualify as a Recent Option.

                  As noted above, you may not partially tender any particular Eligible Option grant. For example, if you have both a grant of an Eligible Option for 100 shares and a grant of an Eligible Option for 300 shares (neither of which are Recent Options), you may elect to cancel both, either or neither of these grants. However, you may not elect to tender just 50 shares of the 100 share grant or partially tender either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to tender only the unvested portion.

         16.      Can I tender options that I have already exercised?

                  No. The Offer applies only to the portions of your Eligible Options that are unexercised and outstanding as of the expiration time of the Offer. It does not apply in any way to shares that you purchased by exercising options or to any portion of an Eligible Option that you exercise before the expiration time of the Offer.

                  If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not included in the Offer. However, if you have exercised an Eligible Option grant in part, the remaining outstanding unexercised portion of the option grant is included in the Offer and may be tendered in the Offer.

                  For example, if you have an Eligible Option for 100 shares, but you have already exercised it with respect to 50 shares, you may tender the unexercised portion of the Eligible Option relating to the 50 remaining shares.

         17.      Do I have to pay money or taxes if I accept the Offer?

                  No. Whether or not you accept the Offer, you will not have to make any payments to us until you exercise your stock options. If you accept the Offer, there will be no federal income taxes consequences for the exchange (the "Exchange") of options for the opportunity to be granted new options in the Offer. See the responses to Questions 50-54 below.

         18.      What if I change my mind?

                  If you file an Election Form and want to change or withdraw your election, you may do so by filing a new Election Form indicating your new acceptance or rejection of the Offer in accordance with the procedures described above so that we receive your new Election Form before the expiration time of the Offer. We will rely on the last Election Form that you validly file and we receive before the expiration time of the Offer.

                  If you want to change your election and you need a new Election Form, you may print one from the Q or you may request one from Qwest Stock Administration at StockAdmin2@Qwest.com or at the following address or telephone or fax number:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado  80202
                           tel: 866-437-0007
                           fax: 303-992-1174

                  A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the Offer. If you request an Election Form, be sure to allow at least two business days for delivery to you.

         19.      What is the release that is included in the Election Form?

                  By signing your Election Form and indicating that you accept the Offer, you agree to cancel the designated Eligible Options and your Recent Options and agree to the provisions of a release set forth in the Election Form. The release will operate as an unconditional release by you and your trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity of all rights and remedies relating to your Cancelled Options.

                  By agreeing to the release, you agree that your exchanged Eligible Options and Recent Options, and all of your rights with respect to your exchanged Eligible Options and Recent Options, automatically terminate at the expiration time of the Offer. You retain, of course, your conditional right to receive New Options on the terms and conditions described in the Offer Circular.

         20.      Can the Offer be modified?

                  Yes. Prior to the expiration time of the Offer, we may, in our sole discretion, extend, modify or revoke the Offer. We will notify you if the Offer is revoked. You will also be notified (and given an opportunity to change any Election Form that you may have previously filed) if we modify the Offer in any material manner. The date that New Options will be granted is referred to as the "New Option Grant Date." The New Option Grant Date is scheduled to be June 3, 2002. If June 3, 2002 is not a trading day, the New Option Grant date will be the first trading day after June 3, 2002. If we extend the Offer, we will adjust the New Option Grant Date to correspond to the new expiration time of the Offer.

                  Subject to our right to modify or revoke the Offer, the only condition to participating in the Offer is that you must be eligible (as described in the responses to Question 11 above) to participate in the Exchange as of the expiration time of the Offer. See the response to Question 37 below for conditions applicable to New Option grants.

                  We are not aware of any jurisdiction where the Exchange, the Offer, or the grant of New Options would violate applicable law. If we become aware of any jurisdiction where the Exchange or the Offer would violate applicable law, we will revoke the Offer in cases where applicable law cannot be satisfied. We may, where necessary, make New Option grants conditional on any required legal filings or approvals, modify the terms of the New Options to the extent necessary to satisfy applicable law, and we may delay the grant of New Options in cases where filings or approvals are required and have not been obtained.

         21. What happens if I accept the Offer but my employment terminates before the expiration time of the Offer?

                  If you accept the Offer but you cease to be a full-time employee of the Company before the expiration time of the Offer or you are not otherwise eligible to participate (see the responses to Questions 11 and 12 above), the release that you gave in accepting the Offer will be void and your Eligible Options and your Recent Options will be treated as if they had not been tendered or cancelled.

         22. What happens if I accept the Offer but my employment terminates before the New Option Grant Date?

                  If your employment with the Company is terminated by you or by the Company for any reason whatsoever after the expiration time of the Offer and before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, you will not have a right to any Cancelled Options, and you will not have a right to the New Options that would have otherwise been granted to you on the New Option Grant Date. You should carefully consider this issue, particularly if you are thinking about retiring or resigning before the New Option Grant Date.

                  Therefore, if you are not a full-time employee of the Company at the expiration time of the Offer and on the New Option Grant Date, you will not receive any New Options in exchange for your Cancelled Options. You also will not receive any other consideration for the Cancelled Options or with respect to New Options that would have otherwise been granted to you. This result is the same even if you are terminated by the Company for no reason or are laid off or the subject of a workforce reduction.

         23. What happens if I accept the Offer but I go on leave before the expiration time of the Offer?

                  If you take a leave of absence, you will be treated as being employed by the Company for purposes of the Offer while on leave for as long as your leave is a paid leave of absence. Examples of paid leaves generally include workers compensation leave, short term disability with pay (including approved maternity or paternity leave), long term disability, military leave, and birth/adoption/guardianship leave. If you are on an unpaid leave of absence at the expiration time of the Offer, then you will not be eligible to participate in the Offer unless we are required by law to still treat you as an employee for this purpose. Examples of unpaid leave generally include surplus transition leave, personal unpaid leave, family and medical leave (other than approved maternity and paternity leave), and educational leave.

         24. What happens if I accept the Offer but my employment terminates before the New Option Grant Date?

                  If you die or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. If you are on an unpaid leave of absence on the New Option Grant Date, you will not be granted New Options and you will not have a right to any of your Cancelled Options unless we are required by law to still treat you as an employee for this purpose. In either case, you will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         25. What will happen to my Eligible Options and Recent Options if I do not accept the Offer?

                  Participation in the Offer is entirely voluntary. If you do not accept the Offer (or if you do not accept the Offer with respect to all of your Eligible Options), your Eligible Options that you do not elect to tender in the Offer will remain outstanding in accordance with their terms. However, if you accept the Offer with respect to any of your Eligible Options in any grant, you must also exchange all your other Eligible Options that were included in the same grant and all of your Recent Options.

                  If you do not accept the Offer, your Recent Options granted on or after May 29, 2001 will also remain outstanding in accordance with their terms.

         26. Will I be eligible to receive future grants of options under Qwest's benefit plans?

                  If you accept the Offer, you are ineligible to receive any additional stock option grants until after the New Option Grant Date. This is because it would result in potential accounting charges that we wish to avoid.

                  If you do not accept the Offer, you continue to be eligible for additional option grants. In other words, the six month ineligibility period for grants will not apply to you. However, we do not have any current intention to issue options on a broad basis in 2002 (other than the New Options).

         27.      How does the Offer affect my overall compensation?

                  You might choose to think of your paycheck as your short-term compensation, your potential quarterly bonus as your mid-term compensation and your stock options as your long-term compensation. Taken together, these components represent a comprehensive compensation package. You should also consider the employment and related compensation commitment described in the response to Question 37 below.

         28. Is there any tax consequence to my participation in the Exchange?

                  If you exchange your Eligible Options and Recent Options (if any) for New Options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the Exchange or at the date that the New Options are granted. See the responses to Questions 50-54 below.

         29. If I accept the Offer, will the grant and exercise of New Options affect my benefits under Company-sponsored retirement plans?

                  No. The New Options will not affect those benefits. Income that you would have recognized if you had exercised your Eligible Options or Recent Options in the ordinary course would have been excluded from your compensation for purposes of determining your benefits under other Company-sponsored retirement plans. Similarly, income recognized in connection with exercising your New Options will be excluded from your compensation for purposes of determining your benefits under Company-sponsored retirement plans. Any value associated with an option grant is also excluded from your compensation for these purposes.

         30. What happens if Qwest is subject to a change in control, asset sale, merger or other reorganization before the New Options are granted?

                  If a change of control or certain other reorganization of Qwest occurs before we grant the New Options, we expect that the successor or purchaser would agree to assume or substitute other outstanding options of Qwest and would agree to assume the obligation to issue New Options. However, we cannot guarantee that any successor or purchaser would agree to assume existing options or any obligation to issue New Options. Therefore, it is possible that you may not receive any New Options, securities of the surviving company or other consideration in exchange for your Cancelled Options if Qwest is subject to a change of control, sells assets or otherwise reorganizes before the New Options are granted. In addition, the announcement of a change of control transaction regarding Qwest before the New Option Grant Date could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Offer.

                  The preceding paragraph describes the general consequences of a change of control or other reorganization of Qwest generally. You may also be affected if Qwest or an affiliate sells a subsidiary, a division or a part of the Company for which you work. In those circumstances, if you were transferred to the acquiring company, the acquiring company would likely not have to agree to issue New Options under the Offer. Consequently, if you are employed by the subsidiary or in the division or business that is sold and you do not continue to be employed by the Company following the sale, then the sale will constitute the termination of your employment with the Company for purposes of the Offer and the New Options. In those circumstances, you would not be entitled to receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your Cancelled Options.

                  We also reserve the right to take any action, including entering into a merger, asset purchase or sale or similar transaction, or shutting down a business unit, whether or not it adversely affects the grant of the New Options under the Offer or the likelihood that the New Options will be granted.

         31. After the grant of my New Option, what happens if my options again end up "underwater"?

                  There is no guarantee that your New Options will have an exercise price that is less than the exercise price of your Cancelled Options or that the market price of Qwest common stock will ever exceed the exercise price of your New Options. We cannot guarantee stock price performance. Furthermore, we currently do not expect to make a similar stock option exchange offer in the future.

Description of Terms and Conditions of New Options to be Granted in June 2002

This section generally describes the New Options to be granted as part of the Offer. The information in this section is qualified in its entirety by the more detailed information set forth in the form of Nonqualified Option Agreement that will evidence each grant of New Options (the applicable "New Option Agreement"), by the more detailed information set forth in our Equity Incentive Plan, and, as with other sections of this document, by the information contained in the Offer Circular. You may obtain a copy of our Equity Incentive Plan by request without charge from Qwest and it is also available from the SEC (see the "Additional Information; Incorporation of Documents by Reference" section of the Offer Circular). Copies of the forms of New Option Agreements that may be used in connection with the Exchange are attached as Attachments B, C and D to the Offer Circular. As described below, the form of New Option Agreement that will be used to evidence any particular New Option will depend on the change of control provisions that applied to the corresponding Cancelled Option. You should read all applicable attachments to the Offer Circular.

Our Equity Incentive Plan or the applicable New Option Agreement will control if any discrepancy exists between the information presented in this document or the Offer Circular with respect to the New Options and the terms of our Equity Incentive Plan or the applicable New Option Agreement.

         32.      If I accept the Offer, how many New Options will I be granted?

                  If you timely accept the Offer, you are eligible to participate in the Exchange and you are a full-time employee of the Company on the New Option Grant Date, you will be granted New Options with respect to the same number of shares as the number of shares covered by your Cancelled Options. For example, if you tender an Eligible Option that covered 100 shares, which had been exercised as to 20 shares prior to the expiration time of the Offer, and was outstanding as to 80 shares at the time it terminated pursuant to the Exchange, your New Option would cover 80 shares.

                  In general, if we increase or decrease the number, or change the rights and privileges, of our outstanding shares of common stock by payment of a stock dividend, stock split or other distribution upon the shares payable in common stock, or through a subdivision, combination, consolidation, reclassification or recapitalization involving our outstanding common stock, we will proportionately adjust the number, rights and privileges of the securities to be subject to New Options as if they had been outstanding on the date that any of these events occur. The mere issuance of additional shares by Qwest in an acquisition or other transaction, however, typically would not result in any such adjustment.

                  We do not guarantee that you will receive any value if you accept the Offer. The value you receive will depend on, among other things, the exercise price of your Cancelled Options, the exercise price of your New Options, whether or not you remain employed by the Company or the New Options otherwise vest, and the market price of our common stock when you sell the shares that you acquire when you exercise your New Options.

         33.      What will be the exercise price of the New Options?

                  The per share exercise price of the New Options will be the closing market price of our common stock as reported by the New York Stock Exchange on the New Option Grant Date. The New Option Grant Date will be June 3, 2002 or, if that day is not a trading day, the first trading day after June 3, 2002. If we extend the Offer, we will adjust the New Option Grant Date to correspond to the new expiration time of the Offer.

         34.      When will the New Options vest?

                  If you accept the Offer, the New Options that you are granted will vest and become exercisable over four years as follows:
                  (1) one-fourth of the New Options will vest on the first anniversary of the New Option Grant Date, (2) one-fourth of the New Options will vest on the second anniversary of the New Option Grant Date, (3) one-fourth of the New Options will vest on the third anniversary of the New Option Grant Date and (4) one-fourth of your New Options will vest on the fourth anniversary of the New Option Grant Date, subject, in each case, to your continued employment by the Company through the applicable vesting date. All New Options will be subject to this vesting schedule, regardless of the fact that all or a portion of your Cancelled Options may have already vested.

                  For example, assume that you decide to tender the one Eligible Option that you own for 200 shares. At the expiration time of the Offer the option is 25% vested. Assuming that you are still employed on the New Option Grant Date (assuming it is June 3, 2002), we will grant you a New Option for 200 shares. Your New Option will vest in four equal installments, with 25% vesting on June 3, 2003, June 3, 2004, June 3, 2005 and June 3, 2006. The fact that your Eligible Option was already 25% vested when it was cancelled does not affect the vesting schedule of your New Option.

         35.      What are the termination provisions of the New Options?

                  New Options will each be subject to a new ten year option term beginning on New Option Grant Date. The New Options will remain subject to the same termination of employment provisions as your Cancelled Options.

         36.      What will be the change of control provisions of my New
                  Option?

                  The New Options granted in exchange for your Cancelled Options will be subject to the same change of control provisions as your Cancelled Options. Your different Eligible Option grants and Recent Option grants, if applicable, may now be subject to different change of control provisions. If this is the case, your New Option grants will be evidenced by different forms of New Option Agreements to reflect these different provisions.

         37.      What will be the other terms and conditions of my New Options?

                  You must make an employment commitment to receive a New Option. That is, Section 7.2(f) of our Equity Incentive Plan requires that you reaffirm on the New Option Grant Date your agreement to remain in the employ of the Company for a continuous period of at least one year after that date at your rate of compensation then in effect, even though the Company may terminate your employment and change your compensation before, during or after the one-year period. You were required to make this reaffirmation when you received your other options from the Company. If you do not make that reaffirmation when you receive a New Option, you will not be granted any New Options and you will not have a right to any of your Cancelled Options. If we determine that we will not require written affirmations, your acceptance of your New Option will constitute your affirmation of the employment agreement referred to above.

                  The New Options will be subject to a new ten year term, starting on the New Option Grant Date. Other than the new exercise price, new option term and new vesting schedule, we expect that your New Options will otherwise be subject to substantially the same terms and conditions as the corresponding Cancelled Options. However, we reserve the authority contemplated by our Equity Incentive Plan to make adjustments relative to the New Options, before and after they are granted, consistent with the authority that our Board of Directors had with respect to the Cancelled Options. In the period before the New Option Grant Date, such adjustments or termination of rights would occur without prior notice to you. Also see the response to Question 20 above.

                  You will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

         38.      What is a stock option?

                  A stock option is a right granted by a corporation to an individual or entity to buy a specified number of shares of the company's stock at a fixed price during a specified period of time.

         39.      What is an "exercise price"?

                  An exercise price, also called the strike price or grant price, is the fixed price that you pay to buy your shares when you exercise your stock option.

Other Provisions; Administration

This section describes certain other aspects of the Offer, including the fact that the Offer does not confer any employment rights, certain administrative information regarding the Offer and, since Qwest is making the Offer, certain information about Qwest.

         40. Does the Offer give me any rights to continued employment by the Company?

                  No. The Offer does not have any effect on your employment status or give you any right to continued employment with the Company or any of its affiliates. You will remain an at-will employee regardless of whether you elect to participate in the Exchange. That means that you are not guaranteed employment for any period of time.

                  If you die or if your employment with the Company terminates for any reason whatsoever before the New Option Grant Date, or if you are on unpaid leave on the New Option Grant Date, we will not grant you any New Options and you will not have a right to any of your Cancelled Options. If you are on an unpaid leave of absence on the New Option Grant Date, you will not be granted New Options and you will not have a right to any of your Cancelled Options unless we are required by law to still treat you as an employee for this purpose. In either case, you will not receive any other consideration for your Cancelled Options or with respect to the New Options that you otherwise would have received.

                  If we sell a subsidiary or any other event or transaction occurs that results in a Qwest affiliate or subsidiary not continuing as such an affiliate or subsidiary after the event or transaction, and you are employed by the affected affiliate or subsidiary, you will be deemed to have terminated employment with the Company for purposes of the Exchange and any of your New Options unless, after the event or transaction, you are otherwise employed by Qwest or another entity that is then a Qwest subsidiary or affiliate.

         41. How do I make a claim for payment of other benefits I may be owed?

                  If you accept the Offer, you generally will not have to take any other action to receive the grant of New Options in exchange for your Cancelled Options. If, however, you believe that you are being denied a benefit to which you are entitled, you should file a written request with Qwest Stock Administration. The request should include the reasons for your claim. Any written claim request should be sent to:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 10th Floor
                           Denver, Colorado  80202

         42. Who will administer and pay the costs of administering the Exchange?

                  We will make all administrative decisions regarding the Exchange. Without limiting that authority, we have the authority, in our sole discretion, to determine all questions as to form of documents and the validity, eligibility, and acceptance of any election to participate in the Offer. Our determination on these matters will be final and binding on all persons. We reserve the right to waive any condition of the Offer. We are not obligated to give any notice of any defects or irregularities in Election Forms, nor will anyone incur any liability if you fail to return a valid Election Form.

                  We will pay the expenses of administering the Exchange and the grant of New Options.

                  We will not retain, nor will we pay any fees or commissions for, any broker, dealer, or other person to solicit elections to accept the Offer. Any such solicitation is prohibited.

         43.      What is the price of our common stock?

                  Shares of our common stock are traded on the New York Stock Exchange under the symbol "Q." On October 30, 2001, the closing price of a share of our common stock was $16.00. The following table presents the high and low sales prices per share of Qwest common stock for the periods indicated, as reported on the New York Stock Exchange:


                             Period                                  High          Low
                             ------                                  ----          ---

                 Year Ending December 31, 2001:
                         First Quarter                             $47.5000     $33.2500
                         Second Quarter                            $40.9000     $29.8200
                         Third Quarter                             $31.1500     $16.5000
                         Fourth Quarter (to October 30, 2001)      $18.9000     $15.6000
                 Year Ended December 31, 2000:
                         First Quarter                             $64.0000     $37.0000
                         Second Quarter                            $54.2500     $39.5000
                         Third Quarter                             $57.8750     $44.5000
                         Fourth Quarter                            $51.4375     $32.3750
                 Year Ended December 31, 1999:
                         First Quarter                             $37.4063     $25.6250
                         Second Quarter                            $48.0625     $32.5625
                         Third Quarter                             $35.9375     $26.1250
                         Fourth Quarter                            $44.0000     $29.8750

                  You should obtain current market quotations for our common stock before you decide whether you should accept the Offer. The value of our common stock will fluctuate in the future and we cannot and do not predict any future values for our common stock.

         44.      What information is available regarding Qwest?

                  Qwest is making the Offer. We are a leading broadband Internet communications company that provides advanced communication services, data, multimedia and Internet-based services on a national and global basis; and wireless services, local telecommunications and related services and directory services in a 14-state local service area. A Fortune 100 company, we principally serve large and mid-size business and government customers on a national and international basis, as well as residential and small business customers primarily in our 14-state local service area.

                  We are incorporated under the laws of the State of Delaware and have our principal executive offices at 1801 California Street, Denver, Colorado 80202, telephone number 303-992-1400.

                  Attachment E to the Offer Circular summarizes certain of our consolidated financial data. Additional information about us, including certain more detailed financial statements, is available from the documents referred to and incorporated by reference under "Additional Information: Incorporation of Documents by Reference" in the Offer Circular.

         45.      How many Eligible Options are there?

                  The Offer is being made only with respect to your Eligible Options and Recent Options that are outstanding as of the expiration time of the Offer. As of September 30, 2001, there were 1,664,535,549 shares of Qwest common stock outstanding and we had granted stock options and other awards covering up to an additional 121,190,582 shares of Qwest common stock (note that the awards referred to in the response to Question 46 below are not included in this number because the awards were not granted until October 24, 2001).

                  Of the shares subject to those stock options and other awards, approximately 35.7 million shares (approximately 2.1% of the outstanding shares) were subject to the Eligible Options and approximately 1.8 million shares (approximately 0.1% of the outstanding shares) were subject to the Recent Options outstanding at that time. (None of the awards referred to in the response to Question 46 below and granted on October 24, 2001 constitute Eligible Options or Recent Options that can be exchanged in the Offer.)

         46. How does the Offer relate to Qwest's directors and executive officers?

                  Our directors and certain senior officers are not eligible to participate in the Exchange.

                  Our directors and executive officers, and their positions and offices, are as follows: Philip F. Anschutz (Chairman of the Board), Joseph P. Nacchio (Chairman and Chief Executive Officer, and Director), Linda G. Alvarado (Director), Craig R. Barrett (Director), Hank Brown (Director), Thomas J. Donohue (Director), Jordan L. Haines (Director), Cannon Y. Harvey (Director), Peter S. Hellman (Director), Vinod Khosla (Director), Marilyn Carlson Nelson (Director), Frank P. Popoff (Director), Craig D. Slater (Director), W. Thomas Stephens (Director), Joel M. Arnold (Executive Vice President - Global Accounts), Clifford S. Holtz (Executive Vice President National Business Accounts), Afshin Mohebbi (President and Chief Operating Officer), James A. Smith (Executive Vice President - National Consumer Markets), Robin R. Szeliga (Executive Vice President and Chief Financial Officer), and Drake S. Tempest (Executive Vice President, General Counsel, Chief Administrative Officer and Secretary). The address of each director and executive officer is c/o Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202.

                  Please see our proxy statement for our annual meeting of shareholders held on May 2, 2001 for more information regarding the compensation of directors and certain executive officers and the amount of Qwest securities that our directors and executive officers beneficially owned, for periods or as of the dates set forth in that statement. This proxy statement is available upon request as described under "Additional Information; Incorporation of Documents by Reference" in the Offer Circular.

                  There were no stock option or stock transactions involving our directors and executive officers within the 60 days before the commencement of the Offer, except for the grants of the stock options and restricted stock described in the following paragraph.

                  Our Board approved certain stock option and restricted stock grants on October 24, 2001. Those grants were made to persons who are not eligible to participate in the Offer. Messrs. Nacchio, Mohebbi, Arnold, Holtz, Smith and Tempest and Ms. Szeliga were granted new stock options covering 7,250,000 shares, 1,000,000 shares, 500,000 shares, 175,000 shares,
                  250,000 shares, 600,000 shares, and 600,000 shares of our common stock, respectively, each with an exercise price of $16.81 per share. Messrs. Arnold and Tempest and Ms. Szeliga were each granted restricted stock awards covering 100,000, 200,000 and 100,000 shares, respectively. The stock option grants have maximum ten-year terms and vest in four equal annual installments of 25% on each of the first four anniversaries of the date of grant beginning on October 24, 2002, except that Mr. Nacchio's stock options vest in four installments as follows: 2,500,000 shares on August 1, 2004, 500,000 shares on December 1, 2004, 2,500,000 shares on August 1, 2005 and 1,750,000 shares on December 1, 2005; and Mr. Mohebbi's stock options vest in two installments as follows:
                  500,000 shares on April 1, 2004 and 500,000 shares on April 1,

                  2005. The shares of restricted stock vest in four equal annual installments of 25% on February 1, 2003, February 1, 2004, February 1, 2005 and February 1, 2006. These option grants and restricted stock awards are evidenced by award agreements in the forms customarily used by us. These forms are attached as exhibits to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission and that is referred to in the "Additional Information; Incorporation of Documents by Reference" section of the Offer Circular.

                  In connection with the award grants identified in the preceding paragraph, Mr. Nacchio's employment agreement with us was extended through December 31, 2005 and each of Messrs. Nacchio's and Mohebbi's annual base salary was adjusted effective as of January 1, 2002 to $1,500,000 and $850,000, respectively. Each of their annual bonus targets (expressed as a percentage of base salary) for 2002 will be 250% and 200%, respectively, of base salary. In addition, we loaned Mr. Mohebbi $4,000,000, interest free, that will be forgiven over five years, in 20% installments so long as he remains satisfactorily employed.

         47. What are the general accounting consequences to the Company of the Exchange?

                  We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Exchange because we will not grant any New Options until a date that occurs more than six months and one day after the expiration time of the Offer (the New Options are scheduled to be granted on June 3, 2002 or later). Further, the exercise price of all New Options will equal the closing market price of our common stock on the New Option Grant Date.

                  If we were to grant any options before the scheduled New Option Grant Date to any option holder electing to participate in the Exchange, our grant of those options (assuming the applicable per share exercise price is less than the exercise price of the options tendered in the Exchange) would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly-granted options is equal to or less than the number of the option holder's option shares tendered in the Exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

                  Similar accounting rules will trigger a variable accounting charge to our earnings if outstanding options are terminated and, within the six-month period preceding the termination, other stock options were granted at an exercise price that is less than the exercise price of the terminated options. To avoid this potential accounting charge, we are requiring that you tender all of your Recent Options in the Exchange if you want to tender any of your Eligible Options.

         48.      Is Qwest contemplating any other transactions?

                  We must disclose whether we are contemplating certain types of transactions in connection with the Offer. Except as otherwise disclosed below and elsewhere in the Offer Circular and in our filings with the Securities and Exchange Commission (the "SEC"), and while we reserve the right to contemplate and effect any of these transactions from time to time, we currently have no plans or proposals that relate to or would result in:

                  o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

                  o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

                  o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  o any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer;

                  o any other material change in our corporate structure or business;

                  o our common stock being de-listed from a national securities exchange;

                  o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

                  o    the suspension of our obligation to file reports under
                       Section 15(d) of the Securities Exchange Act of 1934, as amended;

                  o the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or the payment of other award granted under our incentive compensation plans); or

                  o any changes in our articles of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of Qwest.

                  On October 18, 2001, we announced an agreement to purchase approximately 14 million shares of KPNQwest common stock from the other major shareholder in KPNQwest, Koninklijke KPN N.V. ("KPN"). The agreed upon purchase price was $4.58 per share. After completion of the purchase, we will own approximately 47.5% of the voting power of the KPNQwest stock. As part of the agreement, KPN granted an option to us to purchase some or all of KPN's shares in KPNQwest in March of 2002. The purchase, which is subject to several conditions including antitrust pre-clearance in the United States of America and several European jurisdictions, and KPNQwest shareholder approval of certain amendments to the KPNQwest articles of association, is expected to be completed before December 31, 2001. We will continue to account for our proportionate share of KPNQwest's operations under the equity method of accounting.

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         49.      Are there any regulatory requirements or other approvals that
                  Qwest must comply with or obtain?

                  We are not aware of any license or regulatory permits that are important to our business that might be adversely affected by the exchange and cancellation of Eligible Options and Recent Options or the issuance of New Options as contemplated by the Offer. In addition, we are not aware of any approval that is required from any government authority or agency for the cancellation of Eligible Options and Recent Options and the grant of New Options as contemplated by the Offer, other than those that we have obtained or that we expect to obtain.

Federal Income Tax and Social Security Consequences

Questions 50 through 53 below discuss the material United States federal income tax and Social Security considerations that relate to the Exchange. Question 54 below comments on state, local and foreign tax matters. We cannot and do not guarantee any particular tax consequences. You should consult your own tax advisors.

The Company may withhold any amounts required by law (including U.S. federal, state or local, or foreign, income, employment or other taxes) to be withheld with respect to the Exchange and the exercise of New Options. In the event that the Company does not elect for any reason to withhold amounts necessary to satisfy any applicable tax withholding obligations that arise, the Company may withhold such amounts from compensation otherwise payable to you or you must pay or provide for the payment of such amounts to the Company. The amount of tax withheld by the Company may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall.

         50.      What is the tax effect of the Exchange?

                  If you accept the Offer, there will be no federal income tax consequences with respect to the cancellation of your exchanged Eligible Options and Recent Options or with respect to the grant of your New Options.

         51. What is the income tax effect of the New Option grants and shares I receive when I exercise my vested New Options?

                  The New Options granted to you will not be taxed for income tax purposes until the year in which you exercise the New Options. The amount of income that you will recognize with respect to the shares distributed will equal the excess of the fair market value of a share of our common stock over the exercise price paid for the shares (the "spread"). The income that you recognize with respect to the exercise of New Options will constitute ordinary income, not capital gain. You will pay federal income tax based on the tax rates in effect for the year in which you exercise your New Options, rather than based on the tax rates in effect for the year 2001 or 2002.

                  We will be entitled to a business expense deduction equal to the amount of ordinary income that you recognize with respect to the exercised New Option. We will be allowed the deduction in the year in which you recognize ordinary income.

                  The fair market value of our common stock that you receive when you exercise your New Options will be the "tax basis" for the stock. If you later sell the stock, any gain or loss that you realize from the sale (determined based on your tax basis in the stock) will be taxable to you either as short-term or long-term capital gain or loss, depending on how long you own

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

                  the shares before you sell them. Generally, you must own the shares for more than one year before you sell them in order to qualify for long-term capital gain treatment.

         52. What are the tax withholding requirements with respect to the New Options?

                  The Federal Insurance Contributions Act ("FICA") imposes two types of taxes - Social Security tax (at 6.2%) and Medicare tax (at 1.45%) - on both employers and employees for wages paid to employees. The Social Security tax is a percentage of wages up to the Social Security wage base limitation, which is $80,400 for the year 2001. The Social Security wage base is adjusted annually. Once you have paid Social Security tax for a given year on an amount of wages from a particular employer equal to the wage base limitation, no further Social Security tax is payable on that year's wages from that employer. Currently, there is no wage base limitation for Medicare tax purposes. Thus, all wages paid to you are subject to Medicare tax.

                  Income tax withholding is also required on wages paid to employees. The Company will withhold federal income taxes on the "spread" upon the exercise of your options at the supplemental wage withholding rate (currently 27.5%). State and local income tax withholding also may be required, depending on your state of employment. For purposes of the following illustration, the state tax withholding rate is assumed to be 6%. (The California supplemental wage withholding rate is 6%.)

                  The "spread" on the New Options will be treated as wages received for FICA and income tax purposes in the year(s) of exercise. Income taxes and FICA taxes will be withheld at the time(s) of exercise. The amount of income tax withholding may not be sufficient to cover your actual income tax liability.

                  For Example: Assume that you accept the Offer and that you are granted 300 New Options for your exchanged Eligible Options at a per share exercise price of $15. Further assume that you exercise 100 of your vested New Options when the fair market value of a share is $20. You will recognize $500 of ordinary income in that year. Required withholding would be as follows:
                  $38.25 for FICA (assuming the Social Security wage base had not been met at the time of payment) (7.65% of $500 = $38.25); $137.50 for federal income taxes (27.5% of $500 = $137.50);
                  and $30 for state income taxes (at an assumed state withholding rate of 6%, 6% of $500 = $30). Thus, the total withholding obligation would be $205.75 ($38.25 + 137.50 + $30 = $205.75).

                  We may make provisions and take whatever steps as we may deem necessary or appropriate to withhold all federal, state, local and other taxes required by law to be withheld with respect to the exercise of any New Option. For example, we may deduct the amount of any required withholding taxes from any other amount then or thereafter payable to you or may require you to pay to us in cash the amount required to be withheld.

         53.      Could a change in tax law affect my benefits?

                  Yes. Congress may change the relevant tax and Social Security law at any time, and these changes may be retroactive to before the date of enactment. These changes may have a material effect on the benefit you expect to receive by electing to participate in or by not electing to participate in the Exchange.

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

         54. What are the local and foreign income tax consequences of the New Options?

                  We are unaware of any state and local income tax consequences in the United States of the Exchange and the grant and exercise of New Options that differ from the United States federal income tax consequences described and cross-referenced above.

                  Foreign taxes are beyond the scope of this discussion. If you reside in a jurisdiction outside of the United States, you should consult with your own tax advisors.

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